Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX FILES ANNUAL REPORT ON FORM 20-F FOR FISCAL YEAR 2014

MONTERREY, MEXICO, APRIL 27, 2015 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it has filed its annual report for the fiscal year ended December 31, 2014 on Form 20-F with the United States Securities and Exchange Commission (the “SEC”).

The annual report on Form 20-F is available on CEMEX’s website via the following link:http://www.cemex.com/InvestorCenter/files/2014/CEMEX2014_20F.pdf and is also available on the SEC website at http://www.sec.gov. CEMEX will provide a hard copy of its annual report on Form 20-F, including audited financial statements, free of charge to its shareholders and ADS holders upon request. Requests should be directed to CEMEX Investor Relations at (212) 317-6000 or ir@cemex.com.

CEMEX is a global building materials company that provides high-quality products and reliable services to customers and communities in more than 50 countries. CEMEX has a rich history of improving the well-being of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future.

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